EXHIBIT 1
                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (the "Agreement") dated as of August 8, 1997, by and between Penske Motorsports, Inc., a Delaware corporation (the "Purchaser") and Grand Prix Association of Long Beach, Inc., a California corporation (the "Corporation").

                                    RECITALS

         A. Subject to the terms and conditions, set forth herein, the Purchaser desires to purchase from the Corporation, 315,000 shares of Common Stock, no par value, of the Corporation (the "Shares"), representing 7.2% of the Corporation's issued and outstanding Common Stock.

         B. The Corporation desires to sell the Shares to Purchaser on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and the Corporation agree as follows:

                                  ARTICLE ONE 1

         1.1 SALE AND PURCHASE OF THE SHARES. On the basis of the representations, warranties, covenants and agreements, and subject to the terms set forth herein, the Corporation hereby issues and sells to the Purchaser, free and clear of any and all liens and encumbrances of whatever character created by the Corporation ("Liens") and the Purchaser hereby purchases, acquires and accepts delivery from the Corporation, the Shares, for an aggregate purchase price of Three Million Eight Hundred Eighty Seven Thousand One Hundred Dollars ($3,887,100) (the "Purchase Price").

         1.2 DELIVERIES. In order to give effect to the transaction contemplated by Section 1.1 hereof, (i) the Purchaser hereby delivers to the Corporation a bank cashier's check or wire transfer of immediately available funds in the amount of the Purchase Price, and (ii) the Corporation hereby delivers to the Purchaser certificates representing the Shares.

                                  ARTICLE TWO 2

         2.1 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. In order to induce the Purchaser to enter into this Agreement and to purchase the Shares, the Corporation hereby represents and warrants to the Purchaser as follows:

                  (a) ORGANIZATION; QUALIFICATION. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Corporation has full corporate power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated. The Corporation (i) is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified and (ii) has all governmental licenses, certifications, permits, approvals and other authorizations necessary to own its properties and assets and carry on its business as it is presently being conducted, except, in each case, where the failure to so qualify or be in good standing, or to have obtained any such governmental licenses, certifications, permits, approvals and other authorizations, could not reasonably be expected to have a Material Adverse Effect (as hereinafter defined).

                  (b) AUTHORIZATION. The Corporation has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate action on the part of the Corporation, has been duly and validly executed and delivered by the Corporation, and (assuming due execution and delivery by the Purchaser) constitutes the legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

                  (c) CAPITALIZATION. The authorized capital stock of the Corporation consists of (i) 20,000,000 shares of Common Stock, no par value (the "Common Stock"), of which 3,768,286 shares of Common Stock are issued and outstanding as of the date hereof; (ii) 10,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"), of which none of the shares of the Preferred Stock are issued and outstanding as of the date hereof other than the "Series B Preferred Stock" (as hereinafter defined); and (iii) 250,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"), of which 250,000 shares of the Series B Preferred Stock are issued and outstanding as of the date hereof. The Shares have been duly authorized and upon payment of the Purchase Price in accordance with the terms hereof will be validly issued, fully paid and non-assessable, and have not been subject to or issued in violation of (i i) any preemptive or other rights of any Person to acquire securities of the Corporation, or (ii ii) subject to the accuracy of the representations and warranties of Article Three, any applicable securities laws. Except as set forth in SCHEDULE 2(C) to this Agreement, there are no outstanding (i) securities or instruments convertible into or exchangeable for any of the capital stock of the Corporation; (ii) options, warrants, subscriptions or other rights to acquire capital stock of the Corporation; or (iii) commitments, agreements or understanding of any kind to which the Corporation is a party, including employee benefit arrangements, relating to the issuance or repurchase by the Corporation of any capital stock of the Corporation, any such securities or instruments convertible into or exchangeable for capital stock of the Corporation or any such options, warrants or rights. As of the date hereof, the Corporation had reserved not more than (x) 474,718 shares of Common Stock for issuance upon exercise of outstanding stock options, and (y) 400,000 shares of Common Stock for option and other "Section 423" stock purchase grants that may be made in the future pursuant to the Corporation's 1996 stock option plan, in each case subject to adjustment pursuant to the anti-dilution provisions thereof. SCHEDULE 2(C) shall also set forth the name of the holder and vesting schedule for each outstanding convertible security, option, warrant or similar right, as well as the number of shares of Common Stock subject thereto.

                  (d) NO VIOLATION. Except as set forth in Schedule 2(d), the execution, delivery and performance of this Agreement by the Corporation does not and will not (i) conflict with or violate any provision of the Corporation's Articles of Incorporation or By-laws, (ii) violate or breach any provision of, or constitute or result in a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, or result in the imposition of any lien upon or the creation of a security interest in the assets, business or properties of the Corporation pursuant to, any note, bond, mortgage, indenture, deed, license, franchise, permit, lease, contract or other agreement to which the Corporation is a party or by which the Corporation or any of its assets is bound or subject, (iii) violate any order, writ, injunction, decree, judgment or ruling of any court or governmental authority applicable to the Corporation, (iv) violate any statute, law, rule or regulation applicable to the Corporation, or (v) require the Corporation to obtain any waiver, consent, approval or authorization of, or make any filing with, any governmental authority, except such reports as may be required to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") pursuant to Regulation D promulgated under the 1933 Act (as hereinafter defined) or the Securities and Exchange Act of 1934 (the "1934 Act").

                  (e) SEC REPORTS. The Corporation has filed all forms, reports and documents required to be filed with the Commission prior to the date hereof, and has heretofore delivered or made available to the Purchaser, in the form filed with the Commission, its (i) Annual Report on Form 10-KSB for the fiscal year ended November 30, 1996, (ii) its Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1997 and May 31, 1997, and (iii) its Proxy Statement with respect to the 1997 annual


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meeting of its shareholders (collectively, the "SEC Reports"). The SEC Reports
(i) were prepared in all material respects in compliance with the requirements of the 1934 Act, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Corporation included in such SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Corporation's independent accountants or (B) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present the consolidated financial position, results of operations and cash flows of the Corporation as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

                  (f) ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 2(f), since November 30, 1996, there has not been (i) any event or change in circumstances that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, properties or prospects of the Corporation and its subsidiaries taken as a whole or on the ability of the Corporation to timely consummate the transactions contemplated hereby (a "Material Adverse Effect"), or (ii) any damage, destruction or loss that has had or could reasonably be expected to have a Material Adverse Effect.

                  (g)    STATUS, TITLE TO ASSETS.

                           (i) GENERAL. Except as disclosed in Schedule 2(g) attached hereto or in the SEC Reports, the Corporation has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such SEC Reports (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests, or encumbrances of any nature whatsoever except (i) statutory liens securing payments not yet due and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, or as do not materially impair the marketability thereof.

                           (ii) LEASED PROPERTIES. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, the Corporation is the valid lessee of all material leasehold estates reflected in the latest audited financial statements included in such SEC Reports or acquired after the date thereof (except for leases that have expired without default by their terms since the date thereof) and is in valid possession of the properties purported to be leased thereunder, and each such lease is in full force and effect and without default thereunder in any material respect by the lessee or, to the Corporation's knowledge, the lessor.

                  (h) LITIGATION AND PROCEEDINGS. Except as set forth in the SEC Reports or SCHEDULE 2(H) attached hereto, no litigation, proceeding, whether civil or criminal, or governmental investigation is pending or, to the Corporation's knowledge, threatened against or relating to the Corporation or its properties or businesses which could reasonably be expected to have a Material Adverse Effect.

                  (i) TAX RETURNS AND AUDITS. The Corporation has duly filed all federal, state, local and foreign tax returns required to be filed by it and has duly paid or made adequate provision for the payment of all Federal income and other material taxes that are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. Except as set forth in SCHEDULE 2(I), there are no pending, or to the Corporation's knowledge, threatened, claims asserted for taxes or assessments of the Corporation or relating to the Corporation's present practices in computing or reporting taxes which could reasonably be


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

expected to have a Material Adverse Effect. Adequate provision has been made in the Corporation's most recent balance sheet, included in the SEC Reports for all then accrued and unpaid taxes, whether or not yet due and payable and whether or not disputed by the Corporation.

                  (j) ENVIRONMENTAL AND SAFETY LAWS. Except as disclosed in
SCHEDULE 2(J) attached hereto, the Corporation is not the subject of any environmental enforcement proceeding, and complies in all material respects with all laws and regulations relating to pollution control and environmental protection in all jurisdictions in which the Corporation is presently doing business. In addition, the Corporation has no material liability for past violations of such laws and regulations in jurisdictions in which the Corporation presently does business or in the past has done business.

                  (k) BROKERS, FINDERS, ETC. The Corporation has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from the Corporation or the Purchaser in connection with the transactions contemplated by this Agreement other than L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend"). A true, correct and complete description of the Corporation's fee and other arrangements in connection with this Agreement and the transactions contemplated hereby with L.H. Friend is included in SCHEDULE 2(K) hereto.


                                 ARTICLE THREE 3

         3.1 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. To induce the Corporation to enter into this Agreement and to issue and sell the Shares, the Purchaser hereby represents and warrants to the Corporation as follows:

                  (a) ORGANIZATION; QUALIFICATION. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has full corporate power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated. The Purchaser (i) is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified and (ii) has all governmental licenses, certifications, permits, approvals and other authorizations necessary to own its properties and assets and carry on its business as it is presently being conducted, except, in each case, where the failure to so qualify or be in good standing, or to have obtained any such governmental licenses, certifications, permits, approvals and other authorizations, could not reasonably be expected to have a material adverse effect on the Purchaser.

                  (b) AUTHORIZATION. The Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser, has been duly and validly executed and delivered by the Purchaser, and (assuming due execution and delivery by the Corporation) constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

                  (c) NO VIOLATION. The execution, delivery and performance of this Agreement by the Purchaser does not and will not (i) conflict with or violate any provision of the Purchaser's Articles of Incorporation or By-laws,
(ii) violate or breach any provision of, or constitute or result in a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, or result in the imposition of any lien upon or the creation of a security interest in the assets, business or properties of the Purchaser pursuant to, any material note, bond, mortgage, indenture, deed, license, franchise, permit, lease, contract or other agreement to which the Purchaser is a party or by which the Purchaser or any of its assets is bound or subject,
(iii) violate any order, writ, injunction, decree, judgment or ruling of any court or governmental authority applicable to the Purchaser, (iv) violate any statute, law, rule or


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regulation applicable to the Purchaser, or (v) require the Purchaser to obtain any waiver, consent, approval or authorization of, or make any filing with, any governmental authority, except such reports as may be required to be filed by the Purchaser with the Commission pursuant to the 1934 Act.

                  (d) NO REGISTRATION, ETC. The Purchaser acknowledges that the Corporation's offering and sale of the Shares to the Purchaser pursuant to this Agreement (i) has not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the securities or "blue sky" laws, rules or regulations of any State (collectively, the "Securities Laws") and (ii) is intended to be exempt from registration under the 1933 Act by virtue of Section 4(2) of the 1933 Act and the provisions of Rule 506 of Regulation D promulgated thereunder by the Commission. In furtherance thereof, the Purchaser represents and warrants to the Corporation that it is an "accredited investor", as defined in Rule 501 of Regulation D promulgated under the 1933 Act. The Purchaser acknowledges that it has been afforded, prior to the execution of this Agreement, the opportunity to ask questions of, and to receive answers from, the Corporation and its management. The Shares are being purchased by Purchaser for its own account for investment and not for resale or distribution to others within the meaning of the federal Securities Laws. The Purchaser agrees that it will not transfer the Shares unless such Shares are registered under any applicable Securities Laws, or unless an exemption is available under such Securities Laws.

                  (e) BROKERS, FINDERS, ETC. The Purchaser has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from the Purchaser or the Corporation upon execution of this Agreement or consummation of such transactions.

                                 ARTICLE FOUR 4

                          COVENANTS OF THE CORPORATION
                                AND THE PURCHASER

         4.1 FURTHER ASSURANCES. Subject to the terms and conditions hereof, each of the Purchaser and the Corporation agree to use all reasonable efforts to take, or cause to be taken, all further actions and to do, or cause to be done, all things necessary, proper or reasonably requested by the other to give effect to the transactions contemplated by this Agreement.

         4.2 PREEMPTIVE RIGHTS. If, subsequent to the date hereof and during the "Covered Period" (as hereinafter defined), the Corporation desires to issue and sell any shares of capital stock of the Corporation (other than "Excluded Stock," as hereinafter defined), the Corporation shall afford the Purchaser "preemptive rights" (exercisable within 10 days following reasonably detailed written notice from the Corporation of the proposed sale of stock) in order to permit the Purchaser to maintain its proportionate percentage ownership in the Corporation (it being agreed that the Purchaser's "proportionate" ownership shall be computed by comparing the Corporation's aggregate number of outstanding shares of common stock to the aggregate number of shares of common stock then held by Purchaser and acquired pursuant to this Agreement on the date hereof and the "Right of First Refusal Agreement" being executed by Purchaser on or about the date hereof). As used herein, the term (x) "Covered Period" shall mean the period commencing on the date hereof and ending on the earliest to occur of (i) the date four years after the date hereof, and (ii) the date Purchaser no longer owns at least 80% of the Shares acquired pursuant to this Agreement on the date hereof; and (y) "Excluded Stock" shall mean (i) securities issued upon exercise of options or warrants or conversion of convertible securities outstanding as of the date hereof as disclosed in SCHEDULE 2(C) to this Agreement, (ii) shares of Common Stock issuable pursuant to stock options or "Section 423" stock purchase rights (with per share exercise or purchase prices no less than 85% of the fair market value of the Common Stock on the date of grant) that may be granted in the future pursuant to the Company's 1996 and 1993 stock option plans (as such plans are currently in effect), (iii) securities issued to Purchaser or Penske Motorsports, Inc. ("Penske") or any of their respective affiliates, (iv) shares of Common Stock issued in "private placement" transactions that constitute bona fide financings or acquisitions, if and only if , with respect to


                                      -5-
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this item (iv), (A) at least 50%-in-interest of the acquirors of such stock (the
"New Shareholders") enter into agreements (in form reasonably acceptable to Purchaser) substantially the same as the Right of First Refusal Agreement (with the term of such agreement not to exceed the then remaining term of the Right of First Refusal Agreement), and (B) the identity of all of such New Shareholders is approved by the Purchaser, which approval shall not be unreasonably withheld or delayed it being agreed that approval shall not be required with respect to
(x) institutional investors, or (y) any other New Shareholder that would not be required to file or amend a Schedule 13D statement with respect to the Corporation by reason of its acquisition or ownership of Common Stock (a
"Non-13D Filer"); PROVIDED, HOWEVER, that upon consummation of such a financing or acquisition where the Purchaser does not approve the Non-13D Filer (whether or not required), the Corporation shall be obligated to file a "shelf" resale registration statement with the Commission within 15 business days of the consummation of such financing or acquisition with respect to the potential public offering and sale of up to all of the shares of Common Stock owned by Purchaser unless a "shelf" resale registration statement is then in effect or on file with the Commission with respect to such shares of Common Stock owned by Purchaser, and (v) securities issued pursuant to stock dividends, stock splits, and similar "no sale" events that apply generally to all shares of outstanding Common Stock.

         4.3 RIGHT TO NOMINATE DIRECTORS. The Corporation shall (i) take all corporate action necessary to immediately cause the size of the Corporation's Board to be increased by one and appoint one (1) individual designated by the Purchaser and reasonably acceptable to the Corporation's Board (it being agreed that any of Purchaser's officers who also serves as an executive officer or director of Purchaser shall be deemed reasonably acceptable to the Corporation's Board), as a member of the Board of Directors of the Corporation to fill such vacancy, and (ii) thereafter during the Covered Period use reasonable efforts, consistent with and no less than are taken with respect to all other nominees to the Board of Directors, to have such designee (or other reasonably acceptable designee of Purchaser) to be nominated and elected to its Board of Directors at each election of the Corporation's directors (it being agreed that Purchaser shall be entitled to two (2) designees for election as director if at any time during the Covered Period Purchaser acquires the Corporation's Common Stock hereafter transferred by Penske, and, as a result of such acquisition, Penske or any of its affiliates loses its rights to nominate a director designee). Each Purchaser designee elected to the Board of Directors shall be indemnified by the Corporation to the fullest extent permitted by law and, without limiting the generality of the foregoing, shall be given indemnification agreement protection, if any, by the Corporation in the same form as currently in effect for the Corporation's current directors. The Corporation agrees to provide each such Purchaser designee with the same compensation paid by the Corporation to its other outside directors and to reimburse the Purchaser's designee for out-of-pocket expenses reasonably incurred in connection with his or her attendance of Board meetings. In the event the Purchaser's designee(s) is (are) not elected as a member of the Board of Directors during the Covered Period, the Corporation shall take all corporate action necessary to entitle such designee(s) to attend and participate in all of the Corporation's Board of Directors meetings.

         4.4 PUBLICITY. Except as required by law or by the rules of the Nasdaq Stock Market or the Commission, neither of the parties hereto shall issue or make any public release or announcement concerning this Agreement or the transactions contemplated hereby. In addition, each party shall use its reasonable best efforts to first consult in advance with the other party concerning the content of any required public release or arrangement relating to this Agreement.

         4.5 INDEMNITY. Each of the Purchaser and the Corporation hereby agrees to indemnify and hold harmless the other and the other's officers, directors and agents, and their respective successors and assigns, from, against and in respect of any and all demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges, fines or expenses, including without limitation attorney's fees and expenses, arising out of or relating to any breach by such indemnifying party of any representation, warranty, covenant or agreement made in this Agreement. Such right to indemnification shall be in addition to any and all other rights of the parties under this Agreement or otherwise, at law or in equity.

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         4.6   ACCESS. The Corporation shall during the Covered Period: (i)
afford to the Purchaser and its agents and representatives reasonable access to the properties, books, records and other information of the Corporation, provided that such access shall be granted upon reasonable notice and at reasonable times during normal business hours in such a manner as to not unreasonably interfere with normal business operations; (ii) use its reasonable efforts to cause the Corporation's personnel, without unreasonable disruption of normal business operations, to assist the Purchaser in its investigation of the Corporation pursuant to this Section 4.6; and (iii) furnish promptly to the Purchaser all information and documents concerning the business, assets, liabilities, properties and personnel of the Corporation as the Purchaser may from time to time reasonably request. In addition, from the date of this Agreement, the Corporation shall cause one or more of its officers to confer on a regular basis with officers of the Purchaser and to report on the general status of its ongoing operations.

         4.7 SHARES. The Corporation shall use its reasonable best efforts to take any and all action necessary after the date hereof so that the Shares sold by the Corporation to the Purchaser are listed on the Nasdaq National Market.

         4.8 USE OF PROCEEDS. Without the prior written consent of the Purchaser, the Corporation shall use the Purchase Price proceeds solely to fund capital expenditures for Board approved improvement projects that are intended to enhance the Corporation's ability to promote additional sanctioned motorsports events at the Corporation's Millington, Tennessee and/or Madison, Illinois facility(ies).

         4.9 FUTURE STOCK ISSUANCE. Without the prior written consent of Purchaser, and notwithstanding Section 4.2 hereof, during the Covered Period, the Corporation shall not issue (or agree to issue) any shares of capital stock other than Excluded Stock.

         4.10 STANDSTILL. Until the "Standstill Termination Date" (as hereinafter defined), Purchaser and its affiliates (which for purposes hereof shall not include Penske or any of its subsidiaries) will not, directly or indirectly, without the express permission of the Corporation's Board of Directors, (A) purchase or offer to purchase any of the Corporation's equity securities (or securities convertible into the Corporation's equity securities),
(B) conduct a "proxy contest" to obtain control of the Corporation's Board, or
(C) enter into any non-market transaction to sell Common Stock to any person or entity which does not agree in writing (in form reasonably acceptable to the Corporation) to be subject to and bound by the provisions of this Section 4.10; PROVIDED, HOWEVER, that nothing herein shall limit the right of the Purchaser and its affiliates to (i) purchase securities pursuant to, and exercise all other rights contemplated by, this Agreement and the "Right of First Refusal Agreement" being executed in connection herewith, (ii) purchase additional Common Stock that does not represent more than 5% of the Corporation's aggregate outstanding shares of Common Stock, (iii) except to the extent limited by the Right of First Refusal Agreement, vote shares and exercise rights as directors and/or (iv) if and only if Purchaser owns at least 10% of the outstanding shares of the Corporation's Common Stock by reason of (A) purchases pursuant to this Agreement on or about the date hereof, and (B) purchases pursuant to the Right of First Refusal Agreement, purchase additional Common Stock that, together with such purchases and purchases made pursuant to the preceding clause (ii), represents in the aggregate not more than 20.5% of the Corporation's aggregate outstanding shares of Common Stock (it being agreed that any purchases pursuant to this item (iv) shall reduce on a one-for-one basis the number of shares that Purchaser is entitled to purchase under the Right of First Refusal Agreement); PROVIDED, FURTHER, that the provisions of this Section 4.10 shall automatically terminate in full if (x) the Corporation enters into a merger, asset purchase, business combination or similar agreement pursuant to which the Corporation's shareholders would own less than fifty percent (50%) of the surviving corporation's capital stock, or (y) a tender offer or exchange offer commences for the Corporation's equity securities. For purposes hereof, "Standstill Termination Date" means the earlier of (A) the sixth anniversary of the date of this Agreement, and (B) the date that Christopher R. Pook no longer serves as Chief Executive Officer of the Corporation (unless within 120 days of the termination of Mr. Pook's service a successor is appointed who is approved by Purchaser, which approval shall not be unreasonably withheld or delayed).

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         4.11    BREACH OF REPRESENTATION REGARDING OUTSTANDING SECURITIES. The
parties specifically agree that if the Corporation's representation regarding outstanding securities set forth in Section 2.3 hereof and the related SCHEDULE 2(C) is incorrect, then (x) the Corporation shall promptly file and use its reasonable best efforts to have declared effective as soon as practicable thereafter the shelf resale registration statement contemplated by Section 2 of the "Registration Rights Agreement" being executed in connection herewith, notwithstanding the time periods set forth therein, (y) the Purchaser shall have the option to purchase (at a per share exercise price equal to the per share Purchase Price paid pursuant to this Agreement) the number of shares equal to 50% of the excess (the "Total Shortfall Number"), if any, of (A) the "Actual Fully Diluted Shares" OVER (B) the "Disclosed Fully Diluted Shares," AND (iii) if and only if the fair market value of the Total Shortfall Number of shares of Common Stock (based on the "Then Fair Market Value") exceeds $250,000, the Purchaser shall have the right, exercisable by written notice within 60 days of the "Shortfall Discovery Date," to require the Corporation to purchase all or any specified number of the shares of Common Stock then held by Purchaser, at a price equal to the greater of (i) the Then Fair Market Value, and (ii) the per share Purchase Price paid pursuant to this Agreement. For purposes of this
Section 4.11:

                  (a) "Actual Fully Diluted Shares" means the sum of (i) all shares of Common Stock to be issued Purchaser pursuant to this Agreement and all shares to be issued to Penske on or about the date hereof, plus (ii) the aggregate number of shares of Common Stock that are currently outstanding, to be issued upon conversion of outstanding convertible securities, to be issued pursuant to outstanding options, warrants or other rights, and/or to be issued pursuant to awards that can be made in the future under the Corporation's current employee benefit plans.

                  (b) "Disclosed Fully Diluted Shares" means that number of Actual Fully Diluted Shares described in paragraph (a)(ii) above that are accurately set forth on SCHEDULE 2(C).

                  (c) "Then Fair Market Value" means the average closing sales price for the Common Stock during the ten trading days preceding the Shortfall Discovery Date.

                  (d) "Shortfall Discovery Date" means the first date that the Corporation or the Purchaser notifies the other of any misrepresentation in
Section 2(c) hereof and provides a reasonable description thereof.

         Notwithstanding the above, the Total Shortfall Number shall be reduced by the number of shares of Common Stock which become subject to and bound by the terms of the Right of First Refusal Agreement within twenty (20) business days subsequent to the earlier of (x) the Shortfall Discovery Date, and (y) the date that the Chief Executive Officer or Chief Financial Officer of the Corporation had actual knowledge of the likelihood of a Total Shortfall Number.


                                 ARTICLE FIVE 5

                                  MISCELLANEOUS

         5.1 GOVERNING LAW. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Florida (without reference to the conflict of laws provisions or principles thereof).

         5.2 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by either party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         5.3 AMENDMENT; WAIVER. This Agreement shall not be changed, modified or amended in any respect except by the mutual written agreement of the parties hereto. Any provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver.

         5.4 NOTICES. Any notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and, except as otherwise specified in writing, will be deemed to have been duly given when personally delivered, telexed or facsimile transmitted, or three days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, as follows:


         IF TO THE CORPORATION:   Grand Prix Association of Long Beach, Inc.
                                  3000 Pacific Avenue
                                  Long Beach, CA 90806
                                  Attention:  Christopher R. Pook
                                  Telephone:  (562) 490-4520
                                  Facsimile:    (562) 981-2632

         WITH A COPY TO:          Barry L. Dastin
                                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                                  1999 Avenue of the Stars, Suite 1600
                                  Los Angeles, California 90067
                                  Telephone: (310) 788-1000
                                  Facsimile: (310) 788-1200

         IF TO PURCHASER:         Penske Motorsports, Inc.
                                  3270 W. Big Beaver Road, Suite 130
                                  Troy, Michigan 48084
                                  Attention:  Robert H. Kurnick, Jr.
                                  Telephone:  (248) 614-1116
                                  Facsimile:    (248) 614-1125

         WITH A COPY TO:          Greenberg Traurig Hoffman Lipoff
                                    Rosen & Quentel, P.A.
                                  1221 Brickell Avenue
                                  Miami, Florida 33131
                                  Attention:  Bruce E. Macdonough
                                  Telephone:  (305) 579-0500
                                  Facsimile:    (305) 579-0717

         Any party may change its address for the purposes of this Agreement by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

                  5.5 SURVIVAL. The representations and warranties of the parties set forth in this Agreement shall survive the Closing; provided, that all such representations and warranties shall expire, terminate and be of no force and effect (or provide the basis for any claim) and no party hereto shall have any obligation to indemnify any other party with respect thereto unless written notice of any claim with respect thereto is received prior to the third anniversary of this Agreement.

                  5.6 SEVERABILITY. Any term or provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  5.7 HEADINGS. The captions, headings and titles herein are for convenience of reference only and shall not effect the construction, meaning or interpretation of this Agreement or any term or provision hereof.

                  5.8 COUNTERPARTS. This Agreement may be executed through the use of one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, notwithstanding that all parties are not signatories to the same counterpart.

                  5.9 EXPENSES. Each party to this Agreement shall bear their own fees, costs and expenses incurred in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby.

                  5.10 ENTIRE AGREEMENT. Except for written agreements executed on or about the date hereof in connection with the transactions contemplated hereby, this Agreement merges and supersedes any and all prior agreements, understandings, discussions, assurances, promises, representations or warranties among the parties with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Corporation and the Purchaser have each duly executed this Agreement as of the date first above written.

                                  PENSKE MOTORSPORTS, INC.



                                  BY: /s/ GREGORY W. PENSKE
                                    -----------------------------------------
                                    GREGORY W. PENSKE


                                  GRAND PRIX ASSOCIATION OF
                                  LONG BEACH, INC.



                                  BY: /s/ Christopher R. Pook
                                    -----------------------------------------
                                     CHRISTOPHER R. POOK



                                 SCHEDULE 2(c)


NAME                          WARRANTS            CONVERTIBLE SHARES            1993 OPTIONS (1)
----                          --------            ------------------            ----------------

Christopher R. Pook                                                                  174,435

James P. Michaelian                                                                  108,702

Dwight Tanaka                                                                         20,830 (6)

Michael S. Clark                                                                      12,691 (6)

Rick Lalor                                                                            31,728

Gemma Bannon                                                                           9,064 (6)

James Sullivan                                                                        14,939

Wayne Kees                                                                            11,952 (7)

Daniel S. Gurney                                                                      11,952 (7)

George Pellin                                                                         14,939

Joseph Ainge                                                                          14,939

Lou Mirabile                                                                          11,952 (2)(3)

Ruth Queen                                                                            11,952 (3)

John R. Queen, Jr.                                                                    11,952 (3)


EDMARJON-RONBREWDAVE, LLC.
A Tennessee limited liability company
(successor in interest to Memphis International
Motorsports Corporation)                          45,000 (4)

L. H Friend, Weinress,
Frankson & Presson, Inc.                31,250 (5)

----------------

(1) Options granted 12/93 under the Corporation's 1993 Stock Option Plan vest one-fifth on 12/1/94, 12/1/95, 12/1/96, 12/1/97 and 12/1/98 respectively, except as otherwise noted.
(2) Subject to right of first refusal agreement dated 8/8/97 between he and Christopher R. Pook.
(3)    All fully vested.
(4) Holders of Series B Convertible Preferred shares have the right to convert to Common stock of the Corporation on a share for share basis, as more fully described in the Certificate of Rights, Preferences and Privileges of Series B Convertible Preferred Shares as amended, filed with the California Secretary of State.
(5) Warrant to purchase 31,250 shares of common stock of the Corporation for $10.00 per share must be exercised prior to June 24, 2001.
(6) Remaining 2/5 of original grant, 1/2 will vest on 12/1/97 and the balance on 12/1/98.
(7) Remaining 4/5 of original grant. 1/2 is vested, 1/4 will vest on 12/1/97 and the balance on 12/1/98.
Note:  1993 Stock options, Series B Covertible Preferred shares and L.H.
       Friend, etc. Warrant are all subject to certain anti-dilution provisions.

                                 SCHEDULE 2(d)





None.

                                 SCHEDULE 2(f)


CHANGE OF RACES DATES FROM MEMPHIS MOTORSPORTS PARK TO GATEWAY RACEWAY. The Corporation's recent decision to move the ARCA and USAC Silver Crown series events scheduled for September 13, and 14, 1997, from Memphis Motorsports Park to Gateway Raceway due to construction delays.

WEATHER AND CONSTRUCTION DELAYS. Adverse weather conditions have caused delays and could cause future delays in construction at Gateway Raceway and/or Memphis Motorsports Park. Construction delays resulting from various other factors have or could have an Material Adverse Effect on the Corporation's ability to meet the deadlines necessary to host the major events scheduled in 1997 at Gateway Raceway and/or Memphis Motorsports Park. The Corporation's motorsports events could be adversely affected by weather patterns and seasonal weather changes.

MANPOWER OVERLOAD AND GROWTH MANAGEMENT. The operation of the 1997 major events at Gateway Raceway and/or Memphis Motorsports Park placed substantial burdens on the Corporation's management resources and financial controls since the Corporation has never before promoted and/or operated more than three major events in one year.

EFFECT OF SEASONALITY. The Corporation had very limited racing during the winter season and, accordingly, reported an operating loss during its first fiscal quarter.

GOVERNMENT REGULATION OF SPONSORS. The Corporation derives a significant portion of its revenue each year from sponsorship and advertising by various companies, including tobacco and liquor companies. The impact of the recently settled litigation between various states' attorneys general and several large tobacco companies, as well as other tobacco litigation, could have a Material Adverse Effect. In addition, actions by certain liquor companies with respect to advertising could lead to additional regulation or otherwise may have a Material Adverse Effect.

ENVIRONMENTAL MATTERS. There may be undetected environmental contamination at the Corporation's Long Beach, Gateway Raceway or Memphis Motorsports Park properties. Present but undetected environmental contamination, as well as the conduct of the Corporation's business could have resulted in damage to persons or property or contamination of the environment by pollutants, substances, contaminants or wastes. The Corporation could have liability under California, Illinois or Tennessee statutes, or Federal law, including but not limited to the Federal Water Pollution Control Act, Comprehensive Environmental Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act for violations of environmental laws by the Company or by prior owners of its properties.

LIABILITY FOR PERSONAL INJURIES. Motorsports activities, construction and weather conditions have resulted in injuries to third parties including participants and spectators at the Corporation's facilities. If the Corporation is held liable for personal injuries beyond the scope of its insurance coverage, such liability could result in a Material Adverse Effect.

                                 SCHEDULE 2(h)



Claim by former Chief Financial Officer for wrongful termination, as of the date hereof no lawsuit filed but counsel has been retained by such former chief financial officer and threatens to seek damages including punitive and attorneys fees.

                                 SCHEDULE 2(i)



None.

                                 SCHEDULE 2(j)


The Corporation obtained Phase I environmental reports on all properties it owns prior to the purchase thereof and knows of no presence of undetectable environmental hazards at any of those properties. Because Phase I reports do not include testing of soil, water or air or other types of samples, it is possible that there may be undetected environmental contamination at one or more of the Corporation's properties. In addition, the conduct of the Corporation's business may result in damage to persons or property or contamination of the environment by pollutants, substances, contaminants or wastes used, generated or disposed of by the Corporation (for example, gasoline used at the motorsports facilities). The Corporation could have liability under California, Illinois or Tennessee statutes, or Federal law, including but not limitied to the Federal Water Pollution Control Act, Comprehensive Environmental Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act for past violations of environmental laws by prior owners of those properties.

                                 SCHEDULE 2(k)



L.H. Friend, Weinress, Frankson & Presson, Inc. compensation agreement pursuant to which the Corporation has agreed to compensate L. H. Friend etc. $50,000.00 for its services in connection with this Agreement and the transactions contemplated hereby.